UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Gander Mountain Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

to be held on June 13, 2007

To Our Shareholders:

The annual meeting of shareholders of Gander Mountain Company will be held at the Jerome Hill Theater, located at 180 East Fifth Street, Saint Paul, Minnesota, on Wednesday, June 13, 2007, commencing at 9:00 a.m., central time, for the following purposes:

1.                                       to elect a board of directors of seven directors, to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified;

2.                                       to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending February 2, 2008; and

to transact other business that may properly be brought before the meeting.

Our board of directors has fixed April 19, 2007 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, you are requested to date, sign and mail the enclosed proxy in the postage-paid envelope that is provided, or vote the enclosed proxy by telephone or through the Internet in accordance with the voting instructions set forth on the enclosed proxy card.  Voting by proxy will not affect your right to subsequently change your vote or to attend the annual meeting.

By Order of the Board of Directors,

/s/ Eric R. Jacobsen
Eric R. Jacobsen
Secretary
Saint Paul, Minnesota
May 7, 2007

VOTING INSTRUCTIONS

All shareholders may vote their shares through the mail, through the Internet or by telephone.  Please help us save administrative and postage costs by voting through the Internet or by telephone.  Each method is available 24 hours a day until 11:59 p.m., eastern daylight time, on June 12, 2007 and will ensure that your vote is confirmed and counted immediately.  To vote:

BY INTERNET

•                  Go to the web site at www.proxyvote.com, 24 hours a day, seven days a week.

•                  Enter the control number and personal identification number (PIN) (if required) as shown on your proxy card or electronic notification.

•                  Complete the electronic ballot and submit your voting instructions.

BY TELEPHONE

•                  From a touch-tone telephone, call the toll-free number printed on your proxy card or electronic notification, 24 hours a day, seven days a week.

•                  Enter the control number shown on your proxy card or electronic notification.

•                  Follow the simple recorded instructions.

BY MAIL

•                  Mark your selections on the proxy card.

•                  Date and sign your name exactly as it appears on your proxy card.

•                  Mail the proxy card in the enclosed postage-paid envelope.

YOUR VOTE IS IMPORTANT.  THANK YOU FOR VOTING.

PROXY STATEMENT

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING

PROPOSAL 1 – ELECTION OF DIRECTORS

Directors and Director Nominees
Committees of Our Board of Directors
Board of Directors Meetings and Attendance
Principles of Corporate Governance and Code of Business Conduct and Ethics
Director Independence
Lead Independent Director
Director Qualifications and Director Nominee Selection Policy
Compensation Committee Interlocks and Insider Participation
Attendance at Annual Meeting
Procedures for Contacting the Board of Directors

PROPOSAL 2 – RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Compensation Committee Report
Summary Compensation Table
Grants of Plan-Based Awards in Fiscal 2006
Employment Agreements
Outstanding Equity Awards at Fiscal 2006 Year-End
Option Exercises and Stock Vested
Potential Payments Upon Termination or Change-in-Control
Director Compensation for Fiscal 2006

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Section 16(a) Beneficial Ownership Reporting Compliance

ADDITIONAL INFORMATION

GANDER MOUNTAIN COMPANY

PROXY STATEMENT FOR
2007 ANNUAL MEETING OF SHAREHOLDERS

ABOUT THE ANNUAL MEETING

The enclosed proxy is being solicited by our board of directors for use in connection with our annual meeting of shareholders to be held on Wednesday, June 13, 2007 in the Jerome Hill Theater, located at 180 East Fifth Street, Saint Paul, Minnesota, at 9:00 a.m., central time, and at any adjournments thereof.  The mailing of this proxy statement and our board of directors’ form of proxy to shareholders will commence on or about May 7, 2007.

The board of directors requests that you vote on the proposals described in this proxy statement.  You are invited to attend the meeting, but you do not need to attend the meeting in order to vote your shares.  Instead, you may follow the instructions below to vote your shares over the telephone or on the Internet, or you can complete, sign and return the enclosed proxy card.  Your proxy is important to ensure a quorum at the meeting.

What is the purpose of the annual meeting?

At the annual meeting we will ask our shareholders to vote on two matters:

1.                                       to elect a board of directors of seven directors, to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified; and

2.                                       to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending February 2, 2008;

as well as to transact other business that may properly be brought before the meeting.  Following the formal portion of the meeting, our management will report on our performance and answer questions from our shareholders.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on April 19, 2007 will be entitled to vote at the meeting or adjournments thereof.  At the close of business on the record date, we had 20,160,538 shares of our common stock outstanding and entitled to vote.  Every share is entitled to one vote on each matter that comes before the meeting.

Who is entitled to attend the meeting?

Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the meeting.  Since seating is limited, admission to the meeting will be on a first-come, first-served basis.  Registration will begin at 8:30 a.m.  If you plan to attend the meeting, please note that you will be asked to present valid picture identification, such as a driver’s license or passport.  Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.  If a quorum is present, the meeting can proceed.  Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining whether there is a quorum.

How do I vote?

Proxies in the accompanying form that are properly signed and duly returned to us, voted by telephone or through the Internet in accordance with the voting instructions set forth below, and not revoked, will be voted in the manner specified.  We encourage you to vote by telephone or on the Internet, if possible, to reduce the costs of tabulating the vote.

To vote by mail:

•                  Mark your selections on the proxy card.

•                  Date and sign your name exactly as it appears on your proxy card.

•                  Mail the proxy card in the enclosed postage-paid envelope.

To vote by Internet:

•                  Go to the web site at www.proxyvote.com, 24 hours a day, seven days a week.

•                  Enter the control number and personal identification number (PIN) (if required) as shown on your proxy card or electronic notification.

•                  Complete the electronic ballot and submit your voting instructions.

To vote by telephone:

•                  From a touch-tone telephone, call the toll-free number printed on your proxy card or electronic notification, 24 hours a day, seven days a week.

•                  Enter the control number shown on your proxy card or electronic notification.

•                  Follow the simple recorded instructions.

If you are a registered shareholder and attend the annual meeting, you may deliver your proxy in person.  If you hold your shares in “street name,” you need to obtain a proxy form from the institution that holds your shares.

May I change my vote after I return my proxy card?

Yes.  Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our corporate secretary either a notice of revocation or a duly executed proxy bearing a later date.  Alternatively, if you have voted by telephone or through the Internet, you may change your vote by calling the toll-free number again and following the instructions, or by accessing the web site and following the instructions.  The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What is the recommendation of the board of directors on voting my shares?

Our board of directors recommends a vote for the election of the seven nominated directors to constitute the board of directors and for the ratification of Ernst & Young LLP as our independent registered public accounting firm.  If any other matters come up for a vote at the meeting, the proxy holders will vote in line with the recommendations of the board of directors or, if there is no recommendation, at their own discretion.

What vote is required to approve each item?

Election of Directors.  Directors are elected by a plurality of the voting power of the shares of common stock entitled to vote and present in person or represented by proxy at the meeting.  For this purpose, a properly executed proxy marked “WITHHELD” with respect to the election of director nominees will be counted for purposes of determining whether there is a quorum, but will have no effect on the outcome of the vote on the election of directors.

Other Items.  For all other items that properly come before the meeting, the affirmative vote of a majority of the outstanding shares of common stock entitled to vote and present in person or represented by proxy at the meeting is required for approval.  A properly executed proxy marked “ABSTAIN” with respect to any such matter will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote.

What is the effect of abstentions and broker non-votes?

If shareholders indicate on their proxy that they wish to abstain from voting on a particular proposal, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the meeting.  These shares will count toward determining whether or not a quorum is present.  However, these shares will not be considered cast with respect to the proposal for which they abstain from voting and will not be taken into account in determining the outcome of any of those proposals.  Accordingly, an abstention will have the effect of a negative vote.

If a shareholder does not give a broker holding the shareholder’s shares instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters, such as the election of directors and the ratification of Ernst & Young LLP as our independent registered public accounting firm.  Brokers cannot vote on their customers’ behalf on “non-routine” proposals.  These rules apply to us notwithstanding the fact that shares of our common stock are traded on The Nasdaq Global Market.  If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of the “routine” proposals on which they are cast.  Shares held by a broker on behalf of a shareholder will not be considered cast with respect to any “non-routine” proposals and will not be taken into account in determining the outcome of any of “non-routine” proposals.

May the meeting be adjourned?

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies.  Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Who pays the expenses incurred in connection with the solicitation of proxies?

We will pay the cost of soliciting proxies in the accompanying form.  In addition to solicitation by the use of the mail, certain directors, officers and regular employees may solicit proxies by telephone, the Internet, email or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our shares.  We will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

How may I obtain additional copies of the annual report?

Our annual report for our fiscal year ended February 3, 2007, known as fiscal 2006, including financial statements, is enclosed.  The annual report is also available online at www.gandermountain.com.  For additional printed copies, which are available without charge, please contact our investor relations representative by e-mail at investorrelations@gandermountain.com or by mail to Gander Mountain Company, c/o Investor Relations, 180 East Fifth Street, Suite 1300, Saint Paul, Minnesota 55101.

What is the deadline for submitting a shareholder proposal for the 2008 annual meeting?

We must receive shareholder proposals intended to be presented at the 2008 annual meeting of shareholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than January 7, 2008.  We must receive any other shareholder proposals intended to be presented at the 2008 annual meeting of shareholders at our principal executive office no later than March 15, 2008.  The inclusion of any shareholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, including Rule 14a-8.  Written copies of all shareholder proposals should be sent to our principal executive offices at Gander Mountain Company, c/o Corporate Secretary, 180 East Fifth Street, Suite 1300, Saint Paul, Minnesota 55101.

PROPOSAL 1 – ELECTION OF DIRECTORS

Directors and Director Nominees

Seven directors are to be elected at the meeting, each director to hold office until the next annual meeting of shareholders, or until his or her successor is elected and qualified.  All of the nominees named below are current directors of our company.  Each nominee has indicated a willingness to serve as a director for the ensuing year.  Proxies solicited by the board will, unless otherwise directed, be voted to elect the seven nominees named below to constitute the entire board, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in the enclosed proxy form may vote for a substitute nominee in their discretion.

The following table sets forth certain information regarding each director nominee:

Name	Age	Position	Director Since
David C. Pratt*	62	Chairman of the Board of Directors and Director	2005(1)
Ronald A. Erickson	70	Vice Chairman of the Board of Directors and Director	1997
Marshall L. Day*	63	Lead Independent Director	2004
Mark R. Baker	49	President, Chief Executive Officer and Director	2004
Karen M. Bohn*	53	Director	2004
Richard C. Dell*	61	Director	2004
Gerald A. Erickson	69	Director	1997

*        Independent director

(1)          Mr. Pratt was originally elected to the board of directors in August 2005.  He resigned from the board on December 8, 2006 in order to facilitate the submission of proposals in connection with financing transactions described below under “Certain Relationships and Related Person Transactions.”  Following completion of these financing transactions, Mr. Pratt was re-elected to the board on December 12, 2006.

David C. Pratt, was first elected to be a director of the company in August 2005 and appointed Chairman of the Board of Directors in December 2006. He is the former Chairman, President and Chief Executive Officer of United Industries, which he founded in 1969. He also is president of Rex Realty in Clayton, Missouri, and is a minority owner of the St. Louis Cardinals major league baseball team.

Ronald A. Erickson is the Chief Executive Officer and Chairman of the Board of Directors of Holiday Companies, positions he has held since its formation in December 1992.  Mr. Erickson is also a member of the Board of Directors of Carriage Services, Inc., a public company engaged in the funeral services business.

Marshall L. Day served in various positions with Home Depot Inc. from 1986 through April 2000, serving as Senior Vice President—Finance from 1993 to 1995, Senior Vice President—Chief Financial Officer from 1995 to 1998 and Senior Vice President—Finance and Accounting from 1998 through April 2000. Since his retirement from Home Depot Inc. in April 2000, Mr. Day has served as an independent consultant.

Mark R. Baker, an avid outdoorsman, has served as Chief Executive Officer since September 2002.  He was appointed to the office of President in February 2004.  From 1996 to July 2001, he served in various positions with Home Depot Inc., including serving as Executive Vice President, Chief Operating Officer and Chief Merchandising Officer from 1999 to 2001. Prior to joining Home Depot, Mr. Baker held senior management positions with various retailers, including Knox Hardware and Lumber, Scotty’s Home Improvement Centers, and HomeBase. Mr. Baker is a director of The Scotts Company, a public company that manufactures and markets lawn and garden products.

Karen M. Bohn is currently President of Galeo Group LLC, a strategic management resource for companies in governance, philanthropy, strategy and management effectiveness, and interim Managing Director of The Children’s Theatre Company, a theatre for young people and families.  Previously, she held a variety of positions with Piper Jaffray Companies, most recently as Chief Administrative Officer and member of the Management Committee.

Richard C. Dell has served as the Chief Executive Officer of Ames True Temper, a manufacturer and marketer of non-powered lawn and garden tools and accessories, since January 2002.  Prior to joining Ames True Temper, Mr. Dell spent 27 years in a variety of positions at Newell Rubbermaid, most recently as Group President.

Gerald A. Erickson has been a principal of Holiday Companies since its formation in December 1992 and has served on the Board of Directors and as Vice President of Holiday Companies since that time. Mr. Erickson has also served as Vice Chairman of the Board of Directors of Holiday Companies since 2003.

Committees of Our Board of Directors

Audit Committee

Messrs. Day (Chair) and Dell and Ms. Bohn comprise our audit committee.  The purpose of our audit committee is to oversee the accounting and financial reporting processes of our company and the audits of the financial statements of our company.  Our audit committee’s function is one of oversight and, in that regard, our audit committee meets with our management and our independent registered public accounting firm to review and discuss our financial reporting and our controls regarding accounting and risk of material loss.  The responsibilities of our audit committee are set forth in the Audit Committee Charter, which is regularly reviewed on at least an annual basis in light of Securities and Exchange Commission and National Association of Securities Dealers regulations. The current version our Audit Committee Charter is available on our website at www.gandermountain.com.  In addition to regular consultation with our management, our audit committee held five meetings in fiscal 2006 and acted by written consent in lieu of a meeting on one occasion.

Our board of directors has determined that all members of our audit committee are “independent,” as that term is used in Section 10A of the Securities Exchange Act of 1934, as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and as that term is defined by Section 301 of the Sarbanes-Oxley Act of 2002.  Our board of directors has determined that Mr. Day, the chair of our audit committee, is an “audit committee financial expert” as defined by Securities and Exchange Commission regulations.

Compensation Committee

Mr. Dell (Chair), Ms. Bohn and Messrs. Day and Pratt comprise our compensation committee.  Our compensation committee held four meetings in fiscal 2006 and acted by written consent in lieu of a meeting on one occasion.  Each member of our compensation committee is “independent” (as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards).

The compensation committee operates in accordance with our Compensation Committee Charter, which is available on our website at www.gandermountain.com.  The Compensation Committee Charter is regularly reviewed on at least an annual basis in light of Securities and Exchange Commission and National Association of Securities Dealers regulations.

The primary duties of our compensation committee include (a) establishing goals relevant to compensation of our executive officers, (b) reviewing and approving all actions affecting any element of compensation for our executive officers and (c) supervising the administration of our equity-based incentive plans and grants thereunder.  The compensation committee has the authority to retain outside experts and advisers as it determines appropriate.  During fiscal 2006, the compensation committee retained Hewitt Associates LLC, a nationally recognized compensation consulting firm with retail industry expertise, to provide the committee with analysis of industry practices and peer company compensation programs.

Stock-Based Awards Committee

Mr. Dell (Chair), Ms. Bohn and Mr. Day comprise our stock-based awards committee.  Each member of our stock-based awards committee is “independent” (as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards), an “outside director” (for purposes of Section 162(m) of the Internal Revenue Code) and a “non-employee director” (for purposes of Rule 16b-3 under the Securities and Exchange Act of 1934).  The purpose of our stock-based awards committee is to review, consider and approve grants of stock options and other stock-based awards made to our directors and officers to the extent these individuals are persons required to file reports with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder.  In addition to regular consultation with our management, our stock-based awards committee held one meeting in fiscal 2006.

Governance and Nominating Committee

Ms. Bohn (Chair) and Mr. Pratt comprise our governance and nominating committee.  Both members of the governance and nominating committee are “independent,” as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.  The purposes of our governance and nominating committee are to oversee corporate governance matters; approve director-nominees to be considered for election by shareholders and for election by the board to fill any vacancy or newly created directorship; and make recommendations to the board concerning the appropriate size and composition of the board and each board committee, and the establishment of new board committees.  Our governance and nominating committee also assists our board of directors in developing and implementing our Principles of Corporate Governance and Code of Business Conduct and Ethics, including overseeing the orientation program for new directors and the continuing education program for all directors.  The responsibilities of our governance and nominating committee are set forth in the Governance and Nominating Committee Charter, which is regularly reviewed on at least an annual basis in light of Securities and Exchange Commission and National Association of Securities Dealers regulations and is available on our website at www.gandermountain.com.  In addition to regular consultation with our management, our governance and nominating committee held four meetings in fiscal 2006.

Board of Directors Meetings and Attendance

Our board of directors held six meetings during fiscal 2006 and acted by written consent in lieu of a meeting on two occasions.  During fiscal 2006, each current director attended at least 75% of the aggregate of all meetings of our board of directors and of the board committees on which the director serves.

Principles of Corporate Governance and Code of Business Conduct and Ethics

Our board of directors has adopted Principles of Corporate Governance to assist in the performance of its responsibilities.  We have also adopted a Code of Business Conduct and Ethics to guide our directors and employees in connection with their work for our company.  These principles and this code are available on our website at www.gandermountain.com.

Director Independence

Our board of directors has determined that all of our directors, except Messrs. Baker, G. Erickson and R. Erickson, are “independent,” as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers regulations.

Our board of directors believes that, as a matter of policy, there should be a majority of independent directors on our board.  In determining the independence of our directors, our board considered those transactions and relationships described in this proxy statement under “Certain Relationships and Related Person Transactions.”

In addition to our current directors, Dale Nitschke served as a director on our board during fiscal 2006.  Mr. Nitschke was “independent,” as that term is used in Section 10A of the Securities Exchange Act of 1934 and defined in Rule 4200(a)(15) of the National Association of Securities Dealers regulations.  Mr. Nitschke resigned from our board effective September 1, 2006 and is not a candidate for election to our board of directors at the 2007 annual meeting of shareholders.

Lead Independent Director

Our board of directors has designated Mr. Day as our lead independent director.  Mr. Day works with the chairman and vice chairman of the board to establish board agendas, presides at executive sessions of the independent directors and otherwise assists the board in the discharge of its responsibilities.

Director Qualifications and Director Nominee Selection Policy

The governance and nominating committee is responsible for recommending nominees for election to the board of directors.  The governance and nominating committee is responsible for reviewing with the board, on an annual basis, the requisite skills and characteristics of individual board members, as well as the composition of the board as a whole, in the context of our needs.  The governance and nominating committee reviews all nominees for director and recommends to the board those nominees whose attributes it believes would be most beneficial to us.  This assessment will include such issues as experience, integrity, competence, diversity, age, skills and dedication in the context of the needs of the board.

The governance and nominating committee will consider director candidates recommended by shareholders in the same manner that it considers all director candidates.  Shareholders who wish to suggest qualified candidates to the governance and nominating committee should write to the office of the Corporate Secretary, Gander Mountain Company, 180 East Fifth Street, Suite 1300, Saint Paul, Minnesota 55101, stating in detail the candidate’s qualifications for consideration by the governance and nominating committee.  If a shareholder wishes to nominate a director other than a person nominated by or on behalf of the board of directors, he or she must comply with certain procedures set out in our bylaws.

Compensation Committee Interlocks and Insider Participation

No executive officer serves as a member of the board of directors or compensation committee of any entity that has any of its executive officers serving as a member of our board of directors or compensation committee.

Attendance at Annual Meeting

Directors are expected to attend annual meetings of our shareholders unless they have unavoidable scheduling conflicts.  Six of the eight directors serving at the time of our 2006 annual meeting of shareholders attended that meeting.

Procedures for Contacting the Board of Directors

All interested parties may send written communications to the board of directors or specified individual directors by addressing their communication to the Corporate Secretary, Gander Mountain Company, 180 East Fifth Street, Suite 1300, Saint Paul, Minnesota 55101.  The communications will be collected by the corporate secretary and delivered, in the form received, to the presiding director or, if so addressed, to a specified director.

Our board of directors unanimously recommends that you vote “FOR” the election of each of the seven nominees listed above to constitute our board of directors.

PROPOSAL 2 – RATIFICATION OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been our independent registered public accounting firm since fiscal 2002.  Our audit committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal 2007, subject to ratification by our shareholders.  While it is not required to do so, our audit committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders.  If the selection is not ratified, our audit committee will reconsider its selection.  Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2007.

A representative of Ernst & Young LLP will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees Billed by Ernst & Young LLP

In addition to reimbursement for certain out-of-pocket expenses, the following table presents the aggregate fees billed for professional services by Ernst & Young LLP in fiscal 2006 and 2005 for these various services:

Description of Fees	Fiscal Year 2006 Amount	Fiscal Year 2005 Amount
Audit Fees	$653,500	$618,000
Audit-Related Fees	15,500	17,500
Total Audit and Audit-Related Fees	669,000	635,500
Tax Fees:
Tax Compliance Fees	—	—
Tax Consultation and Advice Fees	—	—
Total Tax Fees	—	—
All Other Fees	—	—
Total	$669,000	$635,500

Audit Fees

The audit fees set forth above consist of fees billed by Ernst & Young LLP for audit services in connection with their review of our interim financial statements for the first three quarters of each fiscal year and for the audits of our 2006 and 2005 fiscal year-end financial statements and the audits of our internal control over financial reporting for our 2006 and 2005 fiscal year-end, in addition to fees for audit services that are normally provided by an accountant in connection with statutory and regulatory filings or engagements, such as comfort letters and consents related to Securities and Exchange Commission registration statements, for the fiscal year.

Audit-Related Fees

The audit-related fees set forth above consist of fees billed by Ernst & Young LLP for the audits of our employee benefit plans and an annual subscription for online technical research.

Tax Fees

We were not billed any amounts by Ernst & Young LLP for tax fees during fiscal 2006 or 2005.

All Other Fees

We were not billed any amounts by Ernst & Young LLP for other products and services during fiscal 2006 or 2005.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee Charter requires that our audit committee approve the retention of our independent registered public accounting firm for any non-audit service and consider whether the provision of these non-audit services by our independent registered public accounting firm is compatible with maintaining our independent registered public accounting firm’s independence, prior to engagement for these services.  Our audit committee actively monitors the relationship between audit and non-audit services provided.  All of the services listed under the headings Audit-Related Fees and Tax Fees were pre-approved by our audit committee.

Report of the Audit Committee

The role of our committee, which is composed of three independent non-employee directors, is one of oversight of our company’s management and independent registered public accounting firm with regard to our company’s financial reporting and controls regarding accounting and risk of material loss.  In performing our oversight function, we relied upon advice and information received in our discussions with management and the independent registered public accounting firm.

Our committee has (i) reviewed and discussed our audited financial statements for fiscal 2006 with our company’s management; (ii) discussed with our company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 regarding communication with audit committees (Codification of Statements on Auditing Standards, AU sec. 380); (iii) received the written disclosures and the letter from our company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) discussed with our company’s independent registered public accounting firm the independent registered public accounting firm’s independence.  Based on the review and discussions with management and the independent registered public accounting firm referred to above, our committee recommended to the board that the audited financial statements be included in our company’s annual report on Form 10-K for fiscal 2006 and filed with the Securities and Exchange Commission.

The Audit Committee

Marshall L. Day (Chair)
Richard C. Dell
Karen M. Bohn

Our board of directors unanimously recommends that you vote “FOR” proposal 2 to ratify the appointment of Ernst & Young LLP.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of April 19, 2007, the ownership of common stock by each shareholder whom we know to own beneficially more than 5% of the outstanding common stock, each director, each executive officer named in the summary compensation table, and all executive officers and directors as a group.  At the close of business on April 19, 2007, there were 20,160,538 shares of common stock issued and outstanding, each of which is entitled to one vote.

Unless otherwise indicated, the listed beneficial owner has sole voting power and investment power with respect to such shares and the mailing address for each person listed in the table is 180 East Fifth Street, Suite 1300, Saint Paul, Minnesota 55101.

Name of Beneficial Owner or Identity of Group	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
Non-Employee Directors:
Karen M. Bohn	34,002	(1)	*
Marshall L. Day	32,602	(2)	*
Richard C. Dell	44,602	(3)	*
Gerald A. Erickson	6,001,826	(4)	29.7%
Ronald A. Erickson	6,136,682	(5)	30.4%
David C. Pratt	7,121,255	(6)	35.3%

Named executives:
Mark R. Baker	855,164	(7)	4.1%
Robert J. Vold	19,615	(8)	*
Richard J. Vazquez	114,667	(9)	*
Dennis M. Lindahl	285,628	(10)	1.4%
Sharon K. Link	122,834	(11)	*
Executive officers and directors as a group (13 persons)	15,054,397	(12)	69.6%

Other beneficial owners:
Holiday Stationstores, Inc. 4567 American Boulevard West Minneapolis, Minnesota 55437	5,852,812		29.0%
Brian A. Erickson 4567 American Boulevard West Minneapolis, Minnesota 55437	5,935,285	(13)	29.4%
Neal D. Erickson 4567 American Boulevard West Minneapolis, Minnesota 55437	5,960,548	(14)	29.6%
Richard D. Erickson 4567 American Boulevard West Minneapolis, Minnesota 55437	5,997,498	(15)	29.7%
Charles E. Pihl 4567 American Boulevard West Minneapolis, Minnesota 55437	5,935,768	(16)	29.4%
David C. Pratt Irrevocable Grantor Retained Annuity Trust, dated 12/1/92 7701 Forsyth Boulevard, Suite 1125 St. Louis, Missouri 63105	1,400,000	(17)	6.9%
Gratco, LLC 7701 Forsyth Boulevard, Suite 1125 St. Louis, Missouri 63105	5,701,255	(18)	28.3%
Wells Fargo & Company 420 Montgomery Street San Francisco, California 94104	1,033,600	(19)	5.1%

*Less than 1%.

(1)                                  Ms. Bohn directly owns 3,602 shares of common stock.  Ms. Bohn may be deemed to possess beneficial ownership of 400 shares of common stock held by her children.  Ms. Bohn also holds options to purchase 30,000 shares of common stock that vest within 60 days of April 19, 2007.

(2)                                  Mr. Day directly owns 2,602 shares of common stock.  Mr. Day also holds options to purchase 30,000 shares of common stock that vest within 60 days of April 19, 2007.

(3)                                  Mr. Dell directly owns 14,602 shares of common stock.  Mr. Dell also holds options to purchase 30,000 shares of common stock that vest within 60 days of April 19, 2007.

(4)                                  Mr. Erickson directly owns 126,039 shares of common stock.  Mr. Erickson also holds options to purchase 20,000 shares of common stock that vest within 60 days of April 19, 2007.  As a result of Mr. Erickson’s service on the board of directors of Holiday Stationstores, Inc., Mr. Erickson may be deemed to possess beneficial ownership of the 5,852,812 shares of common stock owned by Holiday Stationstores, Inc.  Mr. Erickson disclaims beneficial ownership of the shares of common stock held by Holiday Stationstores, Inc. except to the extent of his pecuniary interest in such shares.  Mr. Erickson may also be deemed to possess beneficial ownership of 2,975 shares of common stock held by his wife.  Mr. Erickson disclaims beneficial ownership of the shares of common stock held by his wife.

(5)                                  Mr. Erickson directly owns 141,150 shares of common stock.  Mr. Erickson may be deemed to possess beneficial ownership of 6,000 shares of common stock held by his spouse and 116,720 shares of common stock held by his child; however, he disclaims beneficial ownership of these securities.  As a result of Mr. Erickson’s service on the board of directors of Holiday Stationstores, Inc., Mr. Erickson may be deemed to possess beneficial ownership of the 5,852,812 shares of common stock owned by Holiday Stationstores, Inc.  Mr. Erickson disclaims beneficial ownership of the shares of common stock held by Holiday Stationstores, Inc. except to the extent of his pecuniary interest in such shares.

(6)                                  Based on the information contained in an amended Schedule 13D filed with the Securities and Exchange Commission on December 13, 2006 by Mr. Pratt, reflecting his beneficial ownership as of December 11, 2006.  The total included in the Schedule 13D reflects (a) Mr. Pratt’s option to purchase 10,000 shares of common stock that vest within 60 days of April 19, 2007, (b) Gratco, LLC’s ownership of 5,701,255 direct shares of common stock, and (c) ownership of the David C. Pratt Irrevocable Grantor Retained Annuity Trust, dated 12/1/92 (the “Trust”) of 1,400,000 direct shares of common stock.  The Schedule 13D was filed jointly with Mark R. Gale, as the owner and controlling person of the sole trustee of the Trust.  For purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, securities held by the Trust are deemed to be beneficially owned by Mr. Gale, as the owner and controlling person of the sole trustee.  Therefore, this information is provided for informational purposes only and Mr. Pratt disclaims beneficial ownership of the securities held by the Trust.  In addition to the options reflected in the Schedule 13D, Mr. Pratt also holds options to purchase an additional 10,000 shares of common stock that vest within 60 days of April 19, 2007.

(7)                                  Mr. Baker directly owns 70,000 shares of common stock.  Mr. Baker may be deemed to possess beneficial ownership of 150 shares of common stock held by his child.  Mr. Baker also holds options to purchase 785,014 shares of common stock that vest within 60 days of April 19, 2007.

(8)                                  Mr. Vold directly owns 1,281 shares of common stock.  Mr. Vold also holds options to purchase 18,334 shares of common stock that vest within 60 days of April 19, 2007.

(9)                                  Mr. Vazquez directly owns 10,000 shares of common stock.  In addition, Mr. Vazquez serves as the trustee and is the beneficiary of a trust that holds an aggregate of 13,000 shares of common stock.  Mr. Vazquez also holds options to purchase 91,667 shares of common stock that vest within 60 days of April 19, 2007.

(10)                            Mr. Lindahl directly owns 54,900 shares of common stock.  Mr. Lindahl may be deemed to possess beneficial ownership of 12,000 shares of common stock held by his spouse.  Mr. Lindahl also holds options to purchase 218,728 shares of common stock that vest within 60 days of April 19, 2007.  Of the shares of our common stock owned by Mr. Lindahl, 35,744 are pledged to our company as security for a loan we made to Mr. Lindahl to allow him to finance his purchase of the same number of shares of  our common stock.  The terms of our loan to Mr. Lindahl are described below in the section titled “Certain Relationships and Related Person Transactions.”

(11)                            Ms. Link ceased to be an executive officer and employee of the company on March 9, 2007.  Ms. Link directly owns 6,000 shares of common stock.  Ms. Link may be deemed to possess beneficial ownership of 1,500 shares of common stock held by her spouse.  Ms. Link also holds options to purchase 115,344 shares of common stock that vest within 60 days of April 19, 2007.

(12)                            Consists of the securities reported by the non-employee directors and named executives set forth in the table above, as well as 3,000 shares of common stock held by Mark A. Bussard and options to purchase

48,301 shares of common stock held by Mr. Bussard that vest within 60 days of April 19, 2007, 20,000 shares of common stock held by Eric R. Jacobsen and options to purchase 66,667 shares of common stock held by Mr. Jacobsen that vest within 60 days of April 19, 2007, and 10,000 shares of common stock held by Andrew P. Carlin and options to purchase 73,667 shares of common stock held by Mr. Carlin that vest within 60 days of April 19, 2007.

(13)                            Mr. Erickson directly owns 82,473 shares of common stock.  As a result of Mr. Erickson’s service on the board of directors of Holiday Stationstores, Inc., Mr. Erickson may be deemed to possess beneficial ownership of the 5,852,812 shares of common stock owned by Holiday Stationstores, Inc.  Mr. Erickson disclaims beneficial ownership of the shares of common stock held by Holiday Stationstores, Inc. except to the extent of his pecuniary interest in such shares.

(14)                            Mr. Erickson directly owns 107,736 shares of common stock.  As a result of Mr. Erickson’s service on the board of directors of Holiday Stationstores, Inc., Mr. Erickson may be deemed to possess beneficial ownership of the 5,852,812 shares of common stock owned by Holiday Stationstores, Inc.  Mr. Erickson disclaims beneficial ownership of the shares of common stock held by Holiday Stationstores, Inc. except to the extent of his pecuniary interest in such shares.

(15)                            Mr. Erickson directly owns 144,686 shares of common stock.  As a result of Mr. Erickson’s service on the board of directors of Holiday Stationstores, Inc., Mr. Erickson may be deemed to possess beneficial ownership of the 5,852,812 shares of common stock owned by Holiday Stationstores, Inc.  Mr. Erickson disclaims beneficial ownership of the shares of common stock held by Holiday Stationstores, Inc. except to the extent of his pecuniary interest in such shares.

(16)                            Mr. Pihl directly owns 29,190 shares of common stock.  Mr. Pihl serves as the trustee and is the beneficiary of a trust that holds an aggregate of 53,766 shares of common stock.  As a result of Mr. Pihl’s service on the board of directors of Holiday Stationstores, Inc., Mr. Pihl may be deemed to possess beneficial ownership of the 5,852,812 shares of common stock owned by Holiday Stationstores, Inc.  Mr. Pihl disclaims beneficial ownership of the shares of common stock held by Holiday Stationstores, Inc. except to the extent of his pecuniary interest in such shares.

(17)                            Based on the information contained in an amended Schedule 13D filed with the Securities and Exchange Commission on December 13, 2006 reflecting the shareholder’s beneficial ownership as of December 11, 2006.  The total included in the table reflects the Trust’s ownership of 1,400,000 direct shares of common stock and no other shares reported in the Schedule 13D.  The Schedule 13D was filed jointly with Mark R. Gale, as the owner and controlling person of the sole trustee of the Trust.

(18)                            Based on the information contained in an amended Schedule 13D filed with the Securities and Exchange Commission on December 13, 2006 reflecting the shareholder’s beneficial ownership as of December 11, 2006.  The total included in the table reflects Gratco, LLC’s ownership of 5,701,255 direct shares of common stock and no other shares reported in the Schedule 13D.

(19)                            Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2007 reflecting Wells Fargo & Company’s beneficial ownership and the beneficial ownership of Wells Capital Management Incorporated as of December 31, 2006.  Wells Fargo & Company reported sole voting power with respect to 976,800 shares and sole dispositive power with respect to 1,033,600 shares.  Wells Capital Management Incorporated reported sole voting power with respect to 934,800 shares and sole dispositive power with respect to 1,033,600 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section contains a discussion of the material elements of the compensation program covering our chief executive officer, chief financial officers, and our other three most highly compensated executive officers, who are referred to in this proxy statement as the named executives.

Executive Compensation Objectives

The goal of our executive compensation program is to attract and retain motivated individuals who will lead our company to achieve long-term success and growth in shareholder value.  Toward this goal, we seek to base executive compensation on the level of job responsibility, individual performance and company performance, to align the interests of the named executives with those of our shareholders and to encourage the named executives to remain with our company.  We seek to reward current results and motivate long-term performance through a combination of cash and equity incentive awards that fulfill our performance, alignment and retention objectives.  We believe that our executive compensation program must remain competitive with the pay of other leading employers who compete with us for talent.

Determining Executive Compensation for the Fiscal Year Ended February 3, 2007

Our compensation committee retained independent compensation consultant Hewitt Associates LLC, a nationally recognized consulting firm with retail industry expertise, to provide our committee with independent advice regarding industry practices and peer company compensation programs.  The compensation committee viewed the information provided by the consulting firm as one of a number of tools it utilized in assessing executive compensation.  The peer companies selected included mass merchants and specialty retail companies of various sizes.  Our executive compensation program for the last fiscal year consisted of four main elements:

•                  base salary,

•                  annual cash bonus compensation,

•                  long-term equity incentive awards in the form of stock options, and

•                  other benefits.

The compensation committee did not apply a mechanical formula or target a specific amount relative to comparative data for each individual, nor did the committee target a specific amount or relative weight for each component of compensation.  Rather, the committee members considered all elements of compensation together and utilized their experience and judgment in determining the total compensation opportunity and mix of compensation elements appropriate for each executive officer in light of our compensation objectives.  Our compensation committee also regularly consults with our management, and our chief executive officer makes recommendations to the committee regarding compensation of our executive officers.  Our chief executive officer participates in the compensation committee’s deliberations regarding compensation for executive officers other than our chief executive officer, although all determinations are made by the committee.  The compensation committee’s charter provides that our chief executive officer may not be present during the committee’s voting or deliberations regarding the chief executive officer’s compensation and he does not participate in such voting or deliberations.

Elements of Executive Officer Compensation for Fiscal Year Ended February 3, 2007

Base Salary

Base salary is a set amount of cash compensation that is not variable in nature.  Base salaries for the executive officers are reviewed annually by the compensation committee, but are not automatically increased if the committee believes that the executive’s total compensation opportunity from all elements of compensation is appropriate in light of our compensation objectives.  Adjustments are based on each executive officer’s performance for the prior year; his or her experience, expertise and position within our company; overall company performance; and compensation levels for comparable positions at other companies in the retail industry with whom our company competes, as reported in external compensation sources.  As noted above, although the compensation committee uses comparative data as a tool to assess reasonableness and competitiveness of base salaries, the members of the committee also exercised their subjective judgment in view of our compensation objectives.  For fiscal 2006, all executive officers, other than the chief executive officer, received base salary increases in connection with the execution of employment agreements on March 1, 2006.  Following the methodology described above, the compensation committee determined that these increases in base salaries were appropriate.  With limited exceptions, our named executives did not receive any increase in their base salaries for fiscal 2005.  The base salaries paid to the named executives in fiscal 2006 are listed in the Summary Compensation Table below.

Annual Cash Bonus Compensation

Annual cash bonus compensation is a key component of our company’s executive compensation strategy.  The purpose of annual cash bonus compensation is to provide cash compensation that is variable based on the achievement of performance goals established by the compensation committee.  The committee reserves the right to award discretionary bonuses based on its judgment.  The named executives do not have a contractual right to receive a fixed bonus for any fiscal year.

In March 2006, the compensation committee implemented a bonus program for fiscal 2006 pursuant to which our executive officers were eligible to receive cash bonuses.  Under this program, the executive officers could receive bonuses solely based upon our company’s achievement of a minimum threshold target for pre-tax income for fiscal 2006 that was established by the committee.  This program was substantially similar to the program established for fiscal 2005 and was intended to focus our executive officers’ efforts on achieving profitable growth.  Pursuant to their employment agreements, the maximum potential awards payable to the named executives under this program, as a percentage of their base salaries for fiscal 2006, were equal to 200% for the chief executive officer and 100% for the other named executives.  For fiscal 2006, although we made significant progress in several operational areas, we did not achieve the minimum threshold target for pre-tax income and no bonus compensation was paid to any of the named executives.

Long-Term Equity Incentive Awards

Our long-term equity incentive program is designed to encourage the creation of long-term value for our shareholders, retain our key executives and build equity ownership among participants in the program.  We believe stock options align the interests of the named executives with those of our shareholders and enhance retention of key executives as options provide value only if our share price increases (which benefits all shareholders), and only if the employee remains with our company until his or her options vest.  In fiscal 2006, the compensation committee approved stock option grants for the named executives reflected in the Grants of Plan-Based Awards in Fiscal 2006 table below.

Other Benefits

The compensation committee believes that we must offer a competitive benefits program to attract and retain our executive officers.  During fiscal 2006, we provided medical and other benefits to our executive officers that are generally available to our other employees.  We provide employees, including the named executives, with a 401(k) plan under which all participants receive a company matching contribution pursuant to which we match 100% of the first 3% of a participant’s annual salary contributed to their 401(k) plan account and 50% of the next 2% of such participant’s annual salary contributed to their account.  Pursuant to his employment agreement, Mr. Baker also receives up to 50 hours of personal use of our company’s airplane.  In fiscal 2006, Mr. Baker utilized our company’s airplane for 24 hours of personal use for which we imputed income to him for our incremental costs without a tax gross-up.

Employee Stock Purchase Plan

Our employees, including our executive officers, may acquire our stock through a tax-qualified employee stock purchase plan, which is generally available to all employees.  Purchases of common stock under this plan are made from accumulated employee contributions at the end of designated six-month purchase periods.  Currently, this plan allows participants to buy our stock at a 10% discount to the market price on the designated purchase date, with the objective of allowing employees to profit when the value of our stock increases over time.

Chief Executive Officer Compensation

Mr. Baker has been serving as our president and chief executive officer since 2002.  For fiscal 2006, Mr. Baker’s base salary was set at $525,000 in the employment agreement he entered into in March 2006.  This amount is the same base salary received by Mr. Baker in fiscal 2005.  Pursuant to the annual review of his base salary provided for under his employment agreement, Mr. Baker’s base salary for fiscal 2007 will be $650,000.  For purposes of setting Mr. Baker’s salary under his employment agreement, our compensation committee utilized the executive compensation practices and methodology described above.  Pursuant to the terms of his employment agreement, Mr. Baker had the potential to earn a bonus of up to 200% of his base salary for fiscal 2006.  Mr. Baker did not receive any bonus compensation for fiscal 2006 as our company did not achieve the minimum pre-tax income target under the fiscal 2006 executive officer bonus program described above.  We believe Mr. Baker’s salary and bonus potential continue to be competitive based on market data, his experience and his performance.

Other Agreements and Policies

Employment and Severance Agreements

We have entered into employment agreements with our executive officers as described below under “Employment Agreements.”  These employment agreements provide for certain benefits upon a termination of employment without cause or a change in control as described below under “Potential Payments Upon Termination or Change-in-Control.”  Our policy regarding employment agreements and severance protection for the named executives is based on the importance we place on recruitment and retention of senior executives in a competitive environment.

Share Ownership Guidelines for Directors and Officers

Our board of directors has adopted stock ownership guidelines that establish an expectation regarding ownership of company stock by the named executives, other executive officers and members of the board of directors.  The guidelines are consistent with our core philosophy that executives and directors should have a long-term ownership interest in our company.  For executive officers, the ownership expectation is based on a percentage of the executive’s base salary and for directors the ownership expectation is based on a multiple of the annual cash retainer paid to the director.  Ownership levels are expected to be attained within five years.  Shares that executives or directors have a right to acquire through the exercise of stock options are not included in the calculation of stock ownership for guideline purposes until such time as the options are exercised and the shares are acquired.  Until the guideline is achieved, an executive officer or director is expected to retain at least fifty-percent of the net shares obtained by him or her through the exercise of stock options or other equity incentive plans.

Equity Award Approval Policy

Our board of directors has adopted a written policy regarding the approval of equity awards under our stock incentive plans.  The policy sets forth guidelines and procedures with respect to the timing of grants, required approvals, and documentation.  Pursuant to the policy, all option grants must have an exercise price at least equal to the fair market value of our common stock on the date of grant as determined under the terms of the applicable plan.  In addition, all annual option grants to executive officers are generally approved during the same fiscal quarter each year at a regularly scheduled meeting of the compensation committee.  Grants to newly hired executive officers may be made at other times at either a meeting of the compensation committee or by written action.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or its other four most highly paid executive officers.  This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders).  The stock options granted to executive officers in fiscal 2006 qualify as performance-based compensation for these purposes.  We believe, however, that cash bonuses that would have been payable under our fiscal 2006 bonus plan, if paid, would not have qualified as performance-based compensation for Section 162(m) purposes, and that the excess of combined salary and bonus amounts above $1 million paid to any of the covered executive officers would not have been deductible by our company under current federal income tax laws.  We believe there may be circumstances in which our interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).  We also believe that the amount of any loss of a tax deduction under Section 162(m) will be insignificant to our company’s overall tax position.

Compensation Committee Report

The compensation committee of our board of directors has discussed and reviewed the Compensation Discussion and Analysis with management.  Based upon this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Richard C. Dell (Chair)
Marshall L. Day
Karen M. Bohn
David C. Pratt

Summary Compensation Table

The following table shows, for our chief executive officer, chief financial officers and each of the three other most highly compensated executive officers of our company, who are referred to as the named executives, information concerning compensation earned for services in all capacities during fiscal 2006.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)

Mark R. Baker	2006	525,000	96,256	—	51,439	672,695
President, Chief Executive Officer and Director

Robert J. Vold	2006	213,846	20,175	—	279	234,300
Senior Vice President, Chief Financial Officer and Treasurer (3)

Dennis M. Lindahl	2006	347,404	72,192	—	32,456	452,052
Executive Vice President and former Chief Financial Officer

Richard J. Vazquez	2006	342,923	48,128	—	1,341	392,392
Executive Vice President

Sharon K. Link	2006	276,885	48,128	—	9,171	334,184
Former Senior Vice President, Chief Administrative Officer and Assistant Treasurer (4)

(1)                      Values expressed represent the actual compensation cost recognized by our company during fiscal 2006 for equity awards granted in 2006 and prior years as determined pursuant to FAS 123R and utilizing the assumptions discussed in Note 7 to our company’s financial statements for fiscal 2006, but disregarding the estimate of forfeitures related to service-based vesting.

(2)                      The following table sets forth all other compensation amounts by type:

Name	Use of Company Aircraft ($)(a)	Matching 401(k) Plan Contributions ($)(b)	Life Insurance Premiums ($)(c)	Total ($)

Mark R. Baker	42,360	8,800	279	51,439

Robert J. Vold	—	—	279	279

Dennis M. Lindahl	23,300	8,877	279	32,456

Richard J. Vazquez	—	1,062	279	1,341

Sharon K. Link	—	8,892	279	9,171

(a)                         Reflects the incremental cost to us of personal use of our company’s aircraft.  We calculate this incremental cost based solely on the cost per hour to our company to operate the aircraft, and it does not include fixed costs that do not change based on usage, such as depreciation, fixed salaries of the pilots, insurance and hangar rental costs.  Our direct per hour operating cost of our corporate aircraft is based on the annual cost of fuel,  aircraft maintenance, landing fees, trip-related hangar and parking costs, and similar variable costs, divided by the number of hours the aircraft was operated during the year.

(b)                        Consists of matching contributions under our 401(k) plan.

(c)                         Consists of the dollar value of life insurance premiums that we have paid for the benefit of the named executives.

(3)                      Our board of directors appointed Mr. Vold to succeed Mr. Lindahl as our chief financial officer on January 24, 2007.

(4)                      Ms. Link ceased to be an executive officer and employee of the company on March 9, 2007.

Grants of Plan-Based Awards in Fiscal 2006

The following table sets forth certain information concerning plan-based awards granted to the named executives during fiscal 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Options (#) (2)	Awards ($/Sh)	Value of Stock and Option Awards

Mark R. Baker	3/1/06	52,500	262,500	525,000	100,000	6.44	315,020

Robert J. Vold		—	—	—	—	—	—

Dennis M. Lindahl	3/1/06	35,000	175,000	350,000	75,000	6.44	236,265

Richard J. Vazquez	3/1/06	34,500	172,500	345,000	50,000	6.44	157,510

Sharon K. Link	3/1/06	28,000	140,000	280,000	50,000	6.44	157,510

(1)                      Reflects possible payouts under awards made to our executive officers on March 1, 2006 under our fiscal 2006 executive officer bonus program.  Payment of these awards was contingent upon our company achieving a minimum threshold of pre-tax income for fiscal 2006.  As reflected in the Summary Compensation Table above, no amounts were paid under this program as we did not reach the specified minimum threshold of pre-tax income.

(2)                      All of the Option Awards in the table above were granted under our 2004 Omnibus Stock Plan.  Under the terms of the stock option agreement pertaining to each of these awards, these options vest as to one-third of the shares on each of the first, second and third anniversary dates of the grant date if the officer is employed by us on the applicable date.  The options generally expire 10 years after the grant date.  Vesting of shares accelerates in connection with terminations without cause and any change in control on the terms described below under “Potential Payments Upon Termination or Change-in-Control.”  Vested options must be exercised within one year after the death of an officer or his or her termination as a result of disability, or within three months after an officer’s termination that is without cause, other than the circumstances described below under “Potential Payments Upon Termination or Change-in-Control.”  If an officer’s employment is terminated for cause, the officer’s right to exercise any unexercised options will terminate immediately.

The impact of a termination of employment or change in control of our company on Option Awards to our named executives is quantified in the “Potential Payments Upon Termination or Change-in-Control” section below.

Employment Agreements

Chief Executive Officer

On March 1, 2006, we entered into an employment agreement with Mr. Baker that continues until March 1, 2008, subject to automatic renewal for successive one-year periods unless 90 days’ prior written notice is given by either party.  Pursuant to the terms of the employment agreement, Mr. Baker receives, among other things, (1) an initial annual base salary of $525,000, subsequently increased to $650,000 for fiscal 2007, subject to annual increases as may be determined by the compensation committee, (2) an annual performance bonus of up to 200% of his then-current base salary and (3) an opportunity to receive stock options or other equity-based awards.  Mr. Baker’s annual performance bonus is based upon achievement of defined goals mutually agreed upon by Mr. Baker and our compensation committee.  For fiscal 2006, eligibility for this bonus was based solely on achieving a minimum threshold target of pre-tax income.  In addition, Mr. Baker may use corporate aircraft for his personal use for up to 50 hours per fiscal year, subject to our charges, policies and practices as in effect from time to time regarding use of this airplane.  Mr. Baker’s employment agreement also provides for benefits upon a termination of employment or change in control as described below under “Potential Payments Upon Termination or Change-in-Control.”

Executive Vice Presidents

On March 1, 2006, we entered into employment agreements with our executive vice presidents, Messrs. Lindahl and Vazquez, that continue until March 1, 2008, subject to automatic renewal for successive one-year periods unless 90 days’ prior written notice is given by either party.  Pursuant to the terms of the employment agreements, Messrs. Lindahl and Vazquez receive, among other things, (1) an initial annual base salary of $350,000 for Mr. Lindahl and $345,000 for Mr. Vazquez (subsequently increased to $360,000, in the case of Mr. Vazquez, for fiscal 2007), subject to annual increases as may be determined by the compensation committee, (2) an annual performance bonus of up to 100% of their then-current base salaries and (3) an opportunity to receive stock options or other equity-based awards.  Messrs. Lindahl and Vazquez’s annual performance bonuses are based upon achievement of defined goals mutually agreed upon by each executive and our compensation committee.  For fiscal 2006, eligibility for this bonus was based solely on achieving a minimum threshold target of pre-tax income.  Our executive vice presidents’ employment agreements also provide for benefits upon a termination of employment or change in control as described below under “Potential Payments Upon Termination or Change-in-Control.”

Senior Vice Presidents

We have entered into employment agreements with our senior vice presidents, including Mr. Vold and Ms. Link, effective on March 1, 2006, or, for individuals subsequently appointed to this office, upon such appointment.  Generally, each of these agreements continues for two years following the effective date of the agreement, subject to automatic renewal for successive one-year periods unless 90 days’ prior written notice is given by either party.  Mr. Vold’s agreement was entered into on January 24, 2007 and continues until March 1, 2008, after which it will be subject to the automatic renewal provisions described in the previous sentence.  Pursuant to the terms of the employment agreements, Mr. Vold and Ms. Link receive, among other things, (1) an initial annual base salary of $265,000 for Mr. Vold and $280,000 for Ms. Link, subject to annual increases as may be determined by the compensation committee, (2) an annual performance bonus of up to 100% of their then-current base salaries and (3) an opportunity to receive stock options or other equity-based awards.  Ms. Link’s and Mr. Vold’s annual performance bonuses are based upon achievement of defined goals mutually agreed upon by each executive and our compensation committee.  For fiscal 2006, eligibility for this bonus was based solely on achieving a minimum threshold target of pre-tax income.  Our senior vice presidents’ employment agreements also provide for benefits upon a termination or change in control as described below under “Potential Payments Upon Termination or Change-in-Control.”  Ms. Link is currently receiving payments under these provisions following her termination of employment on March 9, 2007.

Outstanding Equity Awards at Fiscal 2006 Year-End

The following table sets forth certain information concerning equity awards outstanding to the named executives at the end of fiscal 2006.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/share)	Option Expiration Date

Mark R. Baker	576,680 100,000 75,000 —	— — — 100,000	8.28 16.00 11.16 6.44	1/10/2013 4/19/2014 3/13/2015 2/29/2016	(1) (2) (2) (4)

Robert J. Vold	16,667 1,650	13,333 3,350	5.00 5.69	10/30/2015 11/29/2015	(3) (3)

Dennis M. Lindahl	93,728 50,000 50,000 —	— — — 75,000	16.00 16.00 11.16 6.44	2/1/2014 4/19/2014 3/13/2015 2/29/2016	(4) (2) (2) (3)

Richard J. Vazquez	75,000 —	— 50,000	9.07 6.44	8/30/2015 2/29/2016	(2) (3)

Sharon K. Link	40,000 10,000 32,000 —	— — — 50,000	16.00 21.45 11.16 6.44	4/19/2014 8/25/2014 3/13/2015 2/29/2016	(2) (2) (2) (3)

(1)          Option granted to Mr. Baker outside of our equity-based plans.  This option vested in equal increments on September 1, 2003, 2004, 2005 and 2006, and is fully vested and exercisable.

(2)          Option granted under our 2004 Omnibus Stock Plan.  This option originally vested as to one-third of the shares on each of the first, second and third anniversary dates of the date of grant if the officer is employed by us on the applicable date.  On November 30, 2005, the compensation committee of our board of directors accelerated the vesting for certain outstanding options to purchase common stock that had exercise prices greater than $5.69, the closing price of our common stock on November 29, 2005.  Therefore, this option is currently fully vested and exercisable.

(3)          Option granted under our 2004 Omnibus Stock Plan.  This option vests as to one-third of the shares on each of the first, second and third anniversary dates of the date of grant if the officer is employed by us on the applicable date.  This option was granted ten years prior to the expiration date shown above.

(4)          Option granted to Mr. Lindahl outside of our equity-based plans.  This option vested in equal increments on July 31, 2004, 2005, and 2006, and is fully vested and exercisable.

Option Exercises and Stock Vested

There were no stock options exercised by the named executives during fiscal 2006.  The named executives have not been granted any awards of restricted stock, restricted stock units or similar instruments.

Potential Payments Upon Termination or Change-in-Control

Pursuant to the terms of our employment agreements with the named executives, in the event we terminate their employment without cause, or if their employment terminates for any reason within 12 months following a change in control, and if they sign a release of all claims against us, they will (1) receive severance payments from us in an amount equal to the sum of (a) a multiple of their then-current annual base salary, (b) a multiple of the performance bonus earned by them during their last full fiscal year of employment with us and (c) in the case of Mr. Baker only, an additional $150,000, and (2) have the ability to exercise all vested equity-based awards granted on or after the date of their employment agreement until they receive their last severance payment from us.  The multiples used to calculate the foregoing amounts are two times for Mr. Baker, 1.5 times for Messrs. Lindahl and Vazquez and one times for Ms. Link and Mr. Vold.  All equity-based awards we have previously granted to a named executive will be fully accelerated upon a change in control and all equity-based awards we have previously granted to these individuals that would otherwise vest in a specified period following their termination without cause will be fully accelerated on their respective termination dates.  This specified period is two years in the case of Mr. Baker, 18 months in the case of Messrs. Lindahl and Vazquez and one year in the case of Ms. Link and Mr. Vold.

A “change of control” may include (a) any person’s acquisition of beneficial ownership of 30% or more of our outstanding common stock, (b) a failure to have a majority of our board of directors be people for whose election our board solicited proxies or (c) any merger or other reorganization of our company that results in a majority of the voting power of the surviving entity being beneficially owned by people who were not beneficial owners of our shares immediately prior to the merger or reorganization.  Of the payments described in the paragraph above, a specified percentage of the payments based on the named executive’s annual base salary and performance bonus, plus the $150,000 payment to be made to Mr. Baker, will be paid to the named executive in a lump sum on the first day of the seventh month after their termination date.  The specified percentage is 25% in the case of Mr. Baker, 33% in the case of Messrs. Lindahl and Vazquez and 50% in the case of Ms. Link and Mr. Vold.  The remaining payments due to the named executives upon termination without cause or a change in control will paid in equal installments over an 18-month period in the case of Mr. Baker, a 12-month period in the case of Messrs. Lindahl and Vazquez and a six-month period in the case of Ms. Link and Mr. Vold.

If a named executive resigns or is terminated for cause, they will receive their then-current base salary through their termination date plus any annual incentive bonus earned but not yet paid for the most recently completed fiscal year.  The annual incentive bonus for the most recently completed fiscal year will be paid in the same manner and at the same time as if the named executive’s employment with us had not terminated.  The reasons for which a named executive may be terminated for “cause” include: (a) violation of certain laws, (b) a material and deliberate failure to perform their duties to our company or (c) breach of their employment agreement with us.  If a named executive is terminated for cause, their right to exercise any unexercised stock options will terminate.

In the event of termination of employment due to a named executive’s death or disability, they will receive a prorated performance bonus for the year in which death or disability occurs.

Each named executive has agreed not to compete with us during the term of their employment and for a period following their termination of employment.  This period is twenty-four months in the case of Mr. Baker, eighteen months in the case of Messrs. Lindahl and Vazquez and twelve months in the case of Ms. Link and Mr. Vold.

Pursuant to her termination of employment on March 9, 2007, Ms. Link is receiving the payments and benefits applicable under her employment agreement for a termination without cause, including with respect to her stock options.

Potential Payments

In the event a named executive’s employment was terminated on February 2, 2007, and such termination occurred within twelve months following a change in control of our company, the named executive would have realized the benefits and payments set forth below:

Name	Base Salary Payment Amount ($) (1)	Other Payments ($)	Vesting of Previously Unvested Stock Options ($) (2)	Total ($)
Mark R. Baker	1,050,000	150,000	369,000	1,569,000
Robert J. Vold	265,000	—	83,272	348,272
Dennis M. Lindahl	525,000	—	276,750	801,750
Richard J. Vazquez	517,500	—	184,500	702,000
Sharon K. Link	280,000	—	184,500	464,500

(1)           Equal to (a) two times the current base salary at the end of fiscal 2006, as respects Mr. Baker; (b) 1.5 times the current base salary at the end of fiscal 2006, as respects Messrs. Lindahl and Vazquez; and (c) the respective current base salary at the end of fiscal 2006, as respects Ms. Link and Mr. Vold.

(2)           Calculated based on the number of accelerated stock options multiplied by the difference between the exercise price and the closing price of our common stock on February 2, 2007.

In the event we had terminated a named executive’s employment without cause on February 2, 2007, the named executive would have realized the benefits and payments set forth below:

Name	Base Salary Payment Amount ($) (1)	Other Payments ($)	Vesting of Previously Unvested Stock Options ($) (2)	Total ($)
Mark R. Baker	1,050,000	150,000	246,001	1,446,001
Robert J. Vold	265,000	—	41,603	306,603
Dennis M. Lindahl	525,000	—	184,500	709,500
Richard J. Vazquez	517,500	—	123,002	640,502
Sharon K. Link	280,000	—	61,501	341,501

(1)           Equal to (a) two times the current base salary at the end of fiscal 2006, as respects Mr. Baker; (b) 1.5 times the current base salary at the end of fiscal 2006, as respects Messrs. Lindahl and Vazquez; and (c) the respective current base salary at the end of fiscal 2006, as respects Ms. Link and Mr. Vold.

(2)           Calculated based on the number of accelerated stock options multiplied by the difference between the exercise price and the closing price of our common stock on February 2, 2007.

In the event any named executive’s employment had terminated on February 2, 2007 due to death or disability, the named executive would not have realized any benefits or payments as a result of such event.

Director Compensation for Fiscal 2006

The following table shows information concerning compensation provided to each of our non-employee director for services provided during fiscal 2006.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2) (3)	Total ($)
Karen M. Bohn	35,250	41,568	76,818
Marshall L. Day	41,000	41,568	82,568
Richard C. Dell	32,750	41,568	74,318
Gerald A. Erickson	26,000	22,868	48,868
Ronald A. Erickson	26,000	22,868	48,868
David C. Pratt	27,000	48,095	75,095
Dale Nitschke (4)	14,500	18,700	33,200

(1)          Valuation for stock option awards is based on the compensation cost we recognized during fiscal 2006 for financial statement purposes under FAS 123(R) for awards granted in fiscal 2006 and prior years utilizing assumptions discussed in Note 7 to our financial statements for fiscal 2006, but disregarding the estimate of forfeitures related to service based vesting.

(2)          The following table shows the aggregate number of shares underlying outstanding stock options held by our non-employee directors as of the end of fiscal 2006.

Name	Shares Underlying Outstanding Stock Option Awards (#)	Exercisable (#)	Unxercisable (#)
Karen M. Bohn	30,000	20,000	10,000
Marshall L. Day	30,000	20,000	10,000
Richard C. Dell	30,000	20,000	10,000
Gerald A. Erickson	10,000	—	10,000
Ronald A. Erickson	10,000	—	10,000
David C. Pratt	20,000	10,000	10,000
Dale Nitschke	20,000	20,000	—

(3)          The following table shows the grant date fair value of all stock option awards made to our non-employee directors in fiscal 2006.

Name	Grant Date Fair Value of Option Awards in Fiscal 2006 ($)
Karen M. Bohn	34,302
Marshall L. Day	34,302
Richard C. Dell	34,302
Gerald A. Erickson	34,302
Ronald A. Erickson	34,302
David C. Pratt	34,302
Dale Nitschke (4)	34,302

(4)          Mr. Nitschke resigned from our board effective September 1, 2006 and is not a candidate for election to our board of directors at the 2007 annual meeting of shareholders.  The option for 10,000 shares of common stock granted to Mr. Nitschke during fiscal 2006 was cancelled after his resignation.

In connection with their service on our board of directors, for fiscal 2006 each of our non-employee directors received a $20,000 annual retainer and an additional $1,000 for each meeting of the board of directors attended and $500 for each committee meeting attended other than audit committee meetings.  Our lead independent director received an additional $5,000 annual retainer.  The audit committee chair received $1,000 per audit committee meeting attended and each audit committee member received $750 for each audit committee meeting attended.  There is no separate fee paid for meetings of the stock-based awards committee.  For fiscal 2007, we currently anticipate that these fees will remain the same.  All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and committees.

In addition, in fiscal 2006 we granted each of our non-employee directors options to purchase 10,000 shares of our common stock upon their re-election to our board of directors.  For fiscal 2007, no determination regarding the grant of non-employee directors stock options had been made.  All option grants to directors have been, and will be, made at the fair market value of our common stock on the date of grant.  Each option grant vests in full on the first anniversary of the date of grant, so long as such person remains a director.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our company was a participant in the transactions with related persons described below during fiscal 2006.  All such transactions were entered into prior to the adoption of our related person transaction approval policy described below.

Transactions with the Erickson Family and Its Affiliates

As of April 19, 2007,

•                  Holiday Stationstores, Inc., owned approximately 29.0% of our outstanding common stock and

•                  to our knowledge, members of the Erickson family, the sole shareholders of Holiday Companies (the parent company of Holiday Stationstores, Inc.) owned approximately 33.1% of our outstanding common stock, including the shares owned by Holiday Stationstores, Inc.  Members of the Erickson family hold these interests both individually and through trusts primarily for the benefit of Erickson family members and their spouses.

Guarantees by Holiday Companies and Holiday Stationstores, Inc.

Holiday Companies and Holiday Stationstores, Inc. provide us with certain guarantees, though we do not pay them a fee for any of these guarantees.  Holiday Companies and Holiday Stationstores, Inc. guarantee our leases with third parties for 13 of our stores and our distribution center.  The approximate aggregate amount of all payments due on or after the beginning of fiscal 2006 for these leases was $33,245,000.

Terms of Real Estate Agreements with Holiday Companies

We lease space from Holiday Companies for our store located in Bemidji, Minnesota.  The lease continues through April 7, 2013, with options to extend the lease for an additional 15 years.  The approximate aggregate amount of all payments due on or after the beginning of fiscal 2006 for this lease was $1,680,000, based on annual net rent of $210,000 through January 31, 2008, annual net rent of $231,000 beginning on February 1, 2009 and our payment of common area maintenance charges.  If we cease operating at the store for a period in excess of six months, Holiday Stationstores, Inc. may terminate this lease.

Until May 1, 2006, we leased space from a Holiday Companies affiliate for our store located in Fridley, Minnesota.  The approximate aggregate amount of all payments paid during fiscal 2006 for this lease was $106,846, based on annual rent of $316,000 and our payment of our pro rata share of the operating costs of the common area maintenance, taxes, insurance and utility costs.

We believe the terms of all the agreements described above with Erickson family and it affiliates are no less favorable to us than terms that we could have obtained from unaffiliated third parties.

Registration Rights Agreement

We entered into a registration rights agreement with Holiday Stationstores, Inc., Lyndale Terminal Co. and certain individual members of the Erickson family under which we have granted certain rights to these entities and individuals.  Pursuant to the registration rights agreement, each of these entities and individuals has the right to demand that we file a registration statement covering the offer and sale of their shares of our common stock, so long as the aggregate offering price of common stock to be sold under the registration statement exceeds $5.0 million or represents an offering of at least 5.0% of our outstanding common stock.  We are not obligated to register common stock pursuant to this demand right on more than one occasion during any one-year period.  If we are eligible to file a registration statement on Form S-3, shareholders with registration rights have the right to demand that we file a registration statement on Form S-3 covering the offer and sale of their shares of our common stock, so long as the aggregate offering price of common stock to be sold under the registration statement exceeds $2.0 million.  We are not obligated to register common stock on Form S-3 pursuant to this demand right on more than one occasion during any six-month period.  In addition, shareholders with registration rights may also require us to include their shares in future registration statements we file, subject to cutback at the option of the underwriters of any such offering.  Shares sold pursuant to any of these registrations will be freely tradable in the public market without restriction.  The registration rights agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling shareholders in the event of material misstatements or omissions in a registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.  The registration rights described above will terminate with respect to a particular shareholder’s securities as soon as the securities (1) have been transferred pursuant to an effective registration statement or under

Rule 144 of the Securities Act of 1933, (2) can be freely sold under Rule 144(k) under the Securities Act of 1933, or (3) have been transferred and can be resold by the transferee without registration under the Securities Act of 1933.

Sublease of Airplane Hangar

During fiscal 2006, we subleased hangar space for our corporate airplane from Anoka Airport Holdings, LLC, a company that was one-third owned by Mr. Baker, our president, chief executive officer and director.  Annual rent under this sublease during fiscal 2006 was $33,000, based on monthly rent of $2,750 plus a $250 fuel surcharge for the winter months of November through March.  In March 2007, all of the outstanding equity of Anoka Airport Holdings, LLC was purchased by Holiday Stationstores, Inc.  We are continuing to sublease the hangar space for our corporate airplane at a monthly rent of $2,900 which is currently effective through February 2008.  We believe that the terms of the foregoing arrangements were no less favorable to our company than would be the terms of comparable arrangements conducted at arms-length between unrelated parties.

Sale of Stock to Dennis M. Lindahl

In December 1997, we sold 35,744 shares of our common stock to Mr. Lindahl, our Executive Vice President of Strategy and Business Development.  The purchase price of the common stock was $8.39 per share. Mr. Lindahl borrowed $300,000 from us to finance the purchase of these shares.  Mr. Lindahl issued to us a non-recourse promissory note (the “Lindahl Note”) for the amount borrowed.  The Lindahl Note bears simple interest at a rate of 3.9% per annum, payable monthly.  Principal on the Lindahl Note is due and payable on December 29, 2007 and 35,744 shares of our common stock owned by Mr. Lindahl secure the Lindahl Note.  The principal amount of the Lindahl Note may not be prepaid.

The amount of interest payable under the Lindahl Note during fiscal 2006 was $11,700.  The largest aggregate amount of principal outstanding under the Lindahl Note between January 29, 2006 and April 19, 2007 was $300,000.  Between January 29, 2006 and April 19, 2007, Mr. Lindahl made interest payments in the amount of $14,625 on the Lindahl Note.  As of April 19, 2007, the amount of principal outstanding under the Lindahl Note was $300,000.

Transactions with David C. Pratt and His Affiliates

Note Amendment

On December 8, 2006, we agreed with the David C. Pratt Irrevocable Grantor Retained Annuity Trust, dated 12/1/92 (the “Pratt Trust”) to amend and restate our $20.0 million floating rate convertible subordinated note due August 15, 2010 (the “Pratt Note”).  The amendment to the Pratt Note (a) eliminated the right to convert the Pratt Note into shares of our common stock, (b) eliminated the floating rate feature of the Pratt Note and (c) fixed the interest rate at 6.75 percent per year, a reduction of 25 basis points from the previously applicable interest rate.  The beneficiary of the Pratt Trust is David C. Pratt, who is currently the chairman of our board.

The amount of interest payable under the Pratt Note during fiscal 2006 was $1,236,667.  The largest aggregate amount of principal outstanding under the Pratt Note between January 29, 2006 and April 19, 2007 was $20 million.  Between January 29, 2006 and April 19, 2007, the Company made interest payments in the amount of $1,882,222 on the Pratt Note.  The Pratt Note was surrendered to us and cancelled as partial payment for shares of our common stock sold in the Stock Purchase (as defined and described below).  In connection with the cancellation of the Pratt Note, we also terminated the Note Purchase Agreement, dated as of August 16, 2005, between us and the Pratt Trust.

Pratt Stock Purchase

On December 11, 2006, we entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Gratco, LLC (“Gratco”).  David C. Pratt, the current chairman of our board, is the sole manager of Gratco.  Pursuant to the Stock Purchase Agreement, we sold 5,701,255 shares of our common stock to Gratco for an aggregate purchase price of $50.0 million, or $8.77 per share (the “Stock Purchase”).  The per share price of the Stock Purchase was equal to the closing market value per share of our common stock on the day of the Stock Purchase Agreement.  The purchase price for the shares sold to Gratco was paid by the surrender of the Pratt Note for cancellation of the $20 million in principal due thereunder and by delivering cash for the balance of the purchase price.  Prior to the Stock Purchase, the Pratt Trust assigned the Pratt Note to Gratco for payment of the purchase price described above.

Reimbursement of Rex Realty Aircraft Expenses

During fiscal 2006, we reimbursed Rex Realty a total of approximately $160,000 for aircraft, fuel and other expenses related to our use of Rex Realty’s corporate aircraft.  Mr. Pratt is the president and owner of Rex Realty.

Three Forks Ranch Arrangements

We have entered into business arrangements with Three Forks Ranch, which is owned by Mr. Pratt, pursuant to which we are using the Three Forks Ranch brand on certain premium products sold in our stores and Three Forks Ranch is assisting us in promoting these products.  We have covered certain expenses related to these promotional activities but, to date, we have not paid Three Forks Ranch any compensation for these business arrangements.

Jeffrey Pratt Employment

Mr. Pratt’s son, Jeffrey Pratt, is employed by us as an airplane pilot at a compensation level determined by reference to market rates.

Review, Approval or Ratification of Related Person Transactions

In January 2007, our board of directors adopted a written related person transaction approval policy, which sets forth our company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission.  This policy applies to any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which we are a participant and in which a related person has a direct or indirect interest where such person’s interest in the transaction(s) involves at least $10,000 in value.  In order for the transaction, arrangement or relationship to be subject to this policy, there must a financial aspect to the transaction, which may, for example, involve payments between us and the related person or otherwise providing value to one of the parties.

“Related persons” include:

•    all directors and executive officers of the Company;

•    any nominee for director;

•    any immediate family member of a director, nominee for director or executive officer of the Company; and

•    any holder of more than five percent (5%) of the Company’s common stock, or an immediate family member of such holder.

“Immediate family members” include children, stepchildren, parents, stepparents, spouses, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and any other person sharing a household (other than a tenant or employee).

An “indirect” interest of a related person in a transaction includes a related person serving as a general partner, manager, officer or employee of, or being a significant investor or equity holder in, an entity that is a party to a transaction with the Company.

The following transactions are exempt from our policy:

•        payment of compensation by us to a related person for the related person’s service to our company in the capacity or capacities that give rise to the person’s status as a “related person”;

•        transactions available to all employees or all shareholders of our company on the same terms;

•        transactions, which when aggregated with the amount of all other transactions between the related person and our company, involve less than $120,000 in a fiscal year; and

•        transactions approved by a majority of those directors qualifying as “independent directors” under the listing standards of The Nasdaq Stock Market, Inc., acting separately.

The audit committee of our board of directors must pre-approve any binding commitment with respect to a related person transaction subject to this policy.  The related person transaction should be presented to the audit committee by one of our executive officers requesting that the audit committee consider the related person transaction.  Our chief financial officer will furnish to the audit committee at each regularly scheduled quarterly meeting a list of continuing related person transaction(s) and any being proposed for pre-approval at the current meeting.

The audit committee will analyze the following factors, in addition to any other factors it deems appropriate, in determining whether to approve a related person transaction:

•                  whether the terms are fair to our company;

•                  whether the transaction is material to us;

•                  the role the related person has played in arranging the related person transaction;

•                  the structure of the related person transaction; and

•                  the interests of all related persons in the related person transaction.

A related person transaction will only be approved by the audit committee if the committee determines that the related person transaction is beneficial to our company and the terms of the related person transaction are fair to us.

The audit committee may, in its sole discretion, approve or deny any related person transaction.  Approval of a related person transaction may be conditioned upon us and the related person taking any or all of the following additional actions, or any other actions that the audit committee deems appropriate:

•                  requiring the related person to resign from, or change position within, an entity that is involved in the related person transaction with us;

•                  assuring that the related person will not be directly involved in negotiating the terms of the related person transaction or in the ongoing relationship between our company and the other persons or entities involved in the related person transaction;

•                  limiting the duration or magnitude of the related person transaction;

•                  requiring that information about the related person transaction be documented and that reports reflecting the nature and amount of the related person transaction be delivered to the audit committee on a regular basis;

•                  requiring that we have the right to terminate the related person transaction by giving a specified period of advance notice; or

•                  appointing representative of our company to monitor various aspects of the related person transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder require directors and certain officers and persons who own more than ten percent of our common stock to file reports of their ownership of our common stock and changes in their ownership with the Securities and Exchange Commission.  To our knowledge, all reports required to be filed under Section 16(a) of the Securities and Exchange Act of 1934 were filed on a timely basis during fiscal 2006.

ADDITIONAL INFORMATION

As of the date of this proxy statement, we know of no matters that will be presented for determination at the meeting other than those referred to herein.  If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our board of directors, in accordance with their best judgment, will vote the shares represented by these proxies.

By Order of the Board of Directors,

/s/ Eric R. Jacobsen
Eric R. Jacobsen
Secretary

May 7, 2007

GANDER MOUNTAIN COMPANY

180 EAST FIFTH STREET

SUITE 1300

ST. PAUL, MN 55101

AUTO DATA PROCESSING

INVESTOR COMM SERVICES

ATTENTION:

TEST PRINT

51 MERCEDES WAY

EDGEWOOD, NY

11717

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Gander Mountain Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

123,456,789,012.00000

0000 0000 0000

PAGE 1 OF 2
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	GANMT1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GANDER MOUNTAIN COMPANY

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.				02	0000000000		214958311655

Vote On Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the numbers(s) of the nominee(s) on the line below.
1. Election of directors:

01) Mark R. Baker	05) Gerald A. Erickson
02) Karen M. Bohn	06) Ronald A. Erickson	☐	☐	☐
03) Marshall L. Day	07) David C. Pratt
04) Richard C. Dell

Vote On Proposal					For	Against	Abstain

2. Proposal to ratify Ernst & Young LLP as the independent registered public accounting firm for the current fiscal year:					☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL, FOR APPROVAL OF EACH OF THE DIRECTORS LISTED ABOVE AND FOR GRANTING THE NAMED PROXIES TO VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS THAT MAY PROPERLY BE CONSIDERED AND ACTED UPON AT THE ANNUAL MEETING.

For address changes, please check this box and write them on the back where indicated.		☐		AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons must sign. Trustees, admininstrators. etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

P47013
Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date				123,456,789,012
36471P108
31

Gander Mountain Company
180 East Fifth Street, Suite 1300	proxy
St. Paul, MN 55101

Proxy for 2007 Annual Meeting of Shareholders.

This proxy is solicited on behalf of the Board of Directors.

The Board of Directors recommends a vote for all proposals.

The undersigned a shareholder of Gander Mountain Company, hereby appoints Mark R. Baker and Robert J. Vold, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares that the undersigned is then entitled to vote, at the Annual Meeting of Shareholders of Gander Mountain Company to be held at 180 East Fifth Street, Saint Paul, Minnesota, on Wednesday, June 13, 2007, commencing at 9:00 a.m. Central Time, and at any and all postponements and adjournments thereof, with all the powers that the undersigned would possess if personally present, upon the matters set forth herein.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the notice and proxy statement relating to the annual meeting.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

See reverse for voting instructions.